Exhibit 5.1

DENNIS BROVARONE
ATTORNEY AND COUNSELOR AT LAW
18 Mountain Laurel Drive
Littleton, Colorado 80127
phone: 303 466 4092 / fax: 303 466 4826

July 14, 2008

Board of Directors / China Housing & Land Development, Inc.

Re:	Registration Statement on Form S-1 Amendment No. 1

Gentlemen:

        You have requested my opinion as to the legality of the prior issuance of 2,021,440 shares and the issuance of 1,796,835 shares upon exercise of outstanding common stock purchase warrants by China Housing & Land Development, Inc. (the “Corporation”) for a total of 3,818,275 shares of Common Stock (the “Shares”) being offered by the named selling securities holders pursuant to the Registration Statement on Form S-1 Amendment No. 2 of the Corporation (the “Registration Statement”) to be filed on or about July 14, 2008.

        Pursuant to your request I have reviewed and examined:(1)The Articles of Incorporation of the Corporation, as amended (the “Articles”); (2) The Bylaws of the Corporation, as certified by the Secretary of the Corporation; (3) The minute book of the Corporation; (4) Certain resolutions of the Board of Directors of the Corporation; (5) The Registration Statement; (6) The General Corporation Law of the State of Nevada; and (7) Such other matters as I have deemed relevant in order to form my opinion.

        Based upon the foregoing, I am of the opinion that the Shares, issued or if issued upon exercise of outstanding stock purchase warrants as described in the Registration Statement are or will have been duly authorized, legally issued, fully paid and non-assessable pursuant to the Articles and Bylaws of the Corporation and the General Corporation Law of the State of Nevada.

        This opinion is furnished by me as counsel to the Corporation and is for reliance upon by the selling security holders and investors purchasing pursuant to the registration statement. Neither this opinion nor copies hereof may be relied upon by, delivered to, or quoted in whole or in part to any governmental agency or other person without our prior written consent.

        Not withstanding the above, I consent to the use of this opinion in the Registration Statement.

Very truly yours,

/s/ DENNIS BROVARONE
Dennis Brovarone